EXHIBIT 11

             LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
              COMPUTATION OF INCOME PER COMMON SHARE
                           (Unaudited)
          (Amounts in Thousands, Except Per Share Data)


                                                   Three Months Ended
                                                         March 31,
                                                     1996         1995
PRIMARY

Earnings:
  Net income . . . . . . . . . . . . . . . . . . .  $   967      $  4,904
  Less accretion in redemption value
   of Series B Preferred Stock . . . . . . . . . .       --         1,571
  Less preferred dividends . . . . . . . . . . . .      699           859

  Net income attributable
   to common stock . . . . . . . . . . . . . . . .  $   268      $  2,474

Shares:
  Weighted average number of common
   shares outstanding. . . . . . . . . . . . . . .    2,423         2,419
  Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price. . . . . . . . . . .      258             2

  Total. . . . . . . . . . . . . . . . . . . . . .    2,681         2,421

Net income per common share. . . . . . . . . . . .  $   .10      $   1.02

FULLY DILUTED

Earnings:
  Net income . . . . . . . . . . . . . . . . . . .  $   967      $  4,904

Shares:
  Weighted average number of common
   shares outstanding. . . . . . . . . . . . . . .    2,423         2,419
  Net effect of dilutive stock options -
   based on the treasury stock method
   using the period-end market price, if
   higher than average market price. . . . . . . .      114            10
  Assuming conversion of Series B and
   Series C Preferred Stock. . . . . . . . . . . .    9,323        14,478

  Total. . . . . . . . . . . . . . . . . . . . . .   11,860        16,907

Net income per common share. . . . . . . . . . . .  $   .08      $   0.29